Exhibit 99.2

TriSalus Corporate LinkedIn Post

Today, TriSalus is providing an update on recent data from two ongoing Phase I clinical trials, with initial findings that further substantiate the potential of our therapeutic platform to significantly improve immunotherapy outcomes for patients with liver and pancreatic tumors. These studies are evaluating the company’s immunotherapy platform, which integrates an investigational class C TLR9 agonist, SD-101, and the company’s proprietary Pressure-Enabled Drug Delivery™ (PEDD™) method of administration to overcome critical barriers that can prevent immunotherapeutic uptake in hard-to-treat tumors.

The presentation on the ongoing Pressure-Enabled Regional Immuno-Oncology™ (PERIO™) clinical studies is accessible here: https://trisaluslifesci.com/investors

TriSalus Corporate Twitter Post

Following the announcement of our proposed business combination with $MTAC, TriSalus is providing recent data from ongoing #clinicaltrials for primary and metastatic liver tumors. The presentation is accessible here: https://trisaluslifesci.com/investors